EXHIBIT 99.1

                                      News Release

Sanchez Production Partners Reports

Second Quarter 2016 Results

HOUSTON--(GLOBE NEWSWIRE)—Aug. 12, 2016--Sanchez Production Partners LP (NYSE MKT: SPP) (“SPP” or the “Partnership”) today reported second quarter 2016 results.  Highlights from the report include:

•

A cash distribution to common unitholders of $0.4183 per common unit ($1.6732 per unit annualized) related to second quarter 2016 activity, which represents the third consecutive increase of 1.5% over the Partnership’s initial distribution in the third quarter 2015 for a 6.1% annualized rate of increase;

•	Net Loss of $2.0 million during the second quarter 2016 and Adjusted EBITDA of $14.6 million during the second quarter 2016;
•	Distribution coverage of 2.97x excluding the Mid-Continent assets, which have been targeted for divestiture, and 2.50x including the Mid-Continent assets;
•

Throughput volumes for the Western Catarina Midstream system during the second quarter 2016 exceeded expectations at 138% and 136% of the “Minimum Quarterly Quantity” (“MQQ”)  for oil and natural gas volumes gathered at Catarina, respectively, from Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy”);

•	A strong liquidity position of approximately $88 million as of the June 30, 2016 with a pro forma leverage ratio of approximately 1.9x for the second quarter 2016; and
•

Additional cash flow anticipated from the Partnership’s recently announced acquisition of a 50% interest in Carnero Gathering, LLC (“Carnero Gathering”), a joint venture that is 50% owned by Targa Resources Corp. (“Targa”) (the “Carnero Gathering Transaction”)

Management Commentary

"During the second quarter 2016, we continued to demonstrate the capability of both our unique structure and key value drivers,” said Gerald F. Willinger, Chief Executive Officer of SPP’s general partner.  “The recent closing of the Carnero Gathering Transaction demonstrates how our strategic relationship with Sanchez Energy works to optimize the deployment of capital in a way that is beneficial to both entities.  With Sanchez Energy’s recently announced increase in upstream capital spending, volumes and revenue on the Western Catarina Midstream system should continue to exceed expectations, which were already 138% and 136% of the MQQ for oil and natural gas volumes gathered at Catarina, respectively, as defined under the Partnership’s gathering agreement with Sanchez Energy.”

“Our performance in the second quarter allowed us to declare a cash distribution of $0.4183 per common unit earlier this week, which represents our third consecutive increase of 1.5% over our initial distribution for a 6.1% annualized rate of increase.   Importantly, we had distribution coverage of 2.97x for the second quarter, excluding the Mid-Continent assets, and 2.50x including the Mid-Continent assets.  In addition to significant coverage headroom on our common unit distribution, we ended the quarter with a strong liquidity position of approximately $88 million and a pro forma leverage ratio of 1.9x, calculated in accordance with the terms of our credit facility.

“Looking ahead we plan to continue our focus on midstream transaction development, liquidity, and the strength of our balance sheet.  Our recently announced sale of substantially all of our operated oil and natural gas wells, leases and associated assets and interests in Oklahoma and Kansas (other than those arising under or related to our concession agreement with the Osage Nation) was consistent with this strategy, as our asset mix now more closely matches our long-term investment thesis for the Partnership.  As we are currently positioned, we continue to believe that we offer one of the most compelling investment opportunities in the master limited partnership space today.”

Operating and Financial Results

The Partnership’s revenue totaled $12.3 million during the second quarter 2016.    Included in total revenue for the second quarter 2016 is revenue from the Catarina Gathering System of $14.3 million and revenue from the Mid-Continent assets, including the recently divested assets, of $2.6 million.  The balance of the Partnership’s second quarter 2016 total revenue came from other production activities ($3.2 million), hedge settlements ($5.5 million), and a loss on mark-to-market activities ($13.2 million), which is a non-cash item.

Operating expenses during the second quarter 2016 totaled $13.6 million, which includes $3.3 million in operating expenses related to the Catarina Gathering System and $1.3 million in production operating expenses not related to the Mid-Continent assets.  General and administrative expenses during the second quarter 2016, excluding $2.7 million in non-cash items related to unit-based compensation and asset management fees, totaled $3.4 million, which included $0.5 million related to the Mid-Continent assets targeted for divestiture.

On a GAAP basis, the Partnership recorded a net loss of $2.0 million for the second quarter 2016.  Included in net income for the second quarter 2016 is a gain of $6.9 million on embedded derivative expense related to accounting for the Class B preferred units, which is a non-cash item.

Adjusted EBITDA (a non-GAAP financial measure) for the second quarter 2016 was approximately $14.6 million, which compares to Adjusted EBITDA for the first quarter 2016 of $13.5 million, which represents an 8% increase quarter-on-quarter, and $5.2 million in the second quarter 2015.  Adjusted EBITDA is a non-GAAP financial measure, which is discussed in further detail below.

The Partnership’s capital spending during the second quarter 2016 totaled approximately $1.2 million.

Credit Facility and Hedging Update

As of Aug. 12, 2016, the Partnership had $146 million in debt outstanding under its credit facility, which had a borrowing base of $195.7 million.  The Partnership’s midstream component of the borrowing base is scheduled for redetermination by the lenders during the third quarter 2016.

For the period July 1, 2016 through Dec. 31, 2016, the Partnership has hedged approximately 2.0 Bcf of its natural gas production at an effective NYMEX fixed price of approximately $4.14 per MMBtu and approximately 207 MBbl of its crude oil production at an effective NYMEX fixed price of approximately $74.03 per barrel.

COMMON UNITS

The Partnership had 4,279,517 common units issued and outstanding as of Aug. 12, 2016.

DISTRIBUTIONS

On Aug. 10, 2016, the Partnership declared a second quarter 2016 cash distribution on its common units of $0.4183 per unit ($1.6732 per unit annualized), which represents the third consecutive increase of 1.5% over the Partnership’s initial cash distribution in the third quarter 2015.  The Partnership also declared a second quarter 2016 cash distribution of $0.45 per unit on its Class B preferred units.  The distributions will be paid on Aug. 31, 2016 to holders of record on Aug. 22, 2016.

2016 FORECAST

Based on hedges in place and forward prices as of Dec. 31, 2015, the Partnership’s “base case forecast” estimates that 2016 Adjusted EBITDA (a non-GAAP financial measure) will range from $54 million to $60 million, providing Distributable Cash Flow (“DCF”) (a non-GAAP financial measure) of $13.5 million to $19.5 million in 2016.  Based on these forecast results, and a common unit count that includes the conversion of the Class A preferred units to common units effective March 31, 2016, the Partnership projects its full year common unit distribution coverage will range from 1.9x to 2.8x, or 2.3x at the midpoint of the Partnership’s 2016 DCF forecast.  DCF is a non-GAAP financial measure, which is discussed in further detail below.

The Partnership’s base case forecast excludes any contribution from the Mid-Continent assets, which have been divested or are targeted for divestiture.  No incremental asset acquisitions or divestitures are included in the Partnership’s base case forecast.  The base case forecast also assumes no additional units are repurchased in the open market under the Partnership’s $10 million unit repurchase program.

Conference Call Information

The Partnership will host a conference call at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Friday, Aug. 12, 2016 to discuss second quarter 2016 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (877) 300-8521 shortly before 10:00 a.m. Central Time (11:00 a.m. Eastern Time) .  The international phone number is (412) 317-6026.  Callers should request the “SPP 16Q2 Conference Call” once reaching the operator.

A live audio webcast of the conference call and the earnings release will be available on the Partnership’s website (www.sanchezpp.com) under the Investor Relations page.  A replay will be available approximately one hour after the call through Aug. 19, 2016, at 10:59 p.m. Central Time (11:59 p.m. Eastern Time). The replay may accessed by dialing (877) 870-5176 (U.S.) or (858) 384-5517 (International), and referencing the replay passcode: 10090786.

About the Partnership

Sanchez Production Partners LP (NYSE MKT: SPP) is a growth-oriented limited partnership focused on the acquisition, development, ownership and operation of midstream energy infrastructure and production assets in North America.  The Partnership owns an oil and natural gas gathering and processing system located in the Eagle Ford Shale in Dimmit and Webb Counties, Texas and a 50% interest in a gathering system in South Texas.  The Partnership also currently owns producing reserves in the Eagle Ford Shale in South Texas, the Gulf Coast region of Texas and Louisiana, and across several basins in Oklahoma and Kansas.

Additional Information

Additional information about SPP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website (www.sanchezpp.com).

The Partnership anticipates that it will file its second quarter 2016 Form 10-Q with the U.S. Securities Exchange Commission on or about Aug. 12, 2016.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP in this news release.  We also provide our earnings forecast in terms of Adjusted EBITDA and Distributable Cash Flow.

Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; income tax expense (benefit); depreciation, depletion and amortization; asset impairments; accretion expense; (gain) loss on sale of assets; (gain) loss from equity investment; unit-based compensation programs; unit-based asset management fees; (gain) loss on mark-to-market activities; and (gain) loss on embedded derivative.  For a reconciliation of Adjusted EBITDA to Net Income (Loss), the most directly comparable GAAP measure, see the tables at the end of this release.  Distributable Cash Flow is defined as Adjusted EBITDA less cash interest expense; distributions on preferred units; and maintenance capital.

Adjusted EBITDA is a significant performance metric used by our management to indicate (prior to the establishment of any cash reserves by the board of directors of our general partner) the distributions that we would expect to pay to unitholders.  Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support a quarterly distribution or any increase in our quarterly distribution rates.  Adjusted EBITDA and Distributable Cash Flow are also used as quantitative standards by our management and by external users of our financial statements such as investors, research analysts, our lenders and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.  Adjusted EBITDA and Distributable Cash Flow are not intended to represent cash flows for the period, nor are they presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

We are unable to reconcile our forecast range of Adjusted EBITDA or Distributable Cash Flow to GAAP net income (loss), operating income (loss), or net cash flow provided by operating activities because it would take unreasonable efforts to predict the future impact of adjustments to net income (loss) for unit-based compensation and asset management fees, (gains) losses from mark-to-market activities and equity investments or asset impairments due to the difficulty of doing so, and we are unable to address the probable significance of the unavailable reconciliation, in significant part due to ranges in our forecast impacted by changes in oil and natural gas prices and reserves that affect certain reconciliation items.

Forward-Looking Statements

This press release contains, and the officers and representatives of the Partnership and its general partner may from time to time make, statements that are considered forward–looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our: business strategy; acquisition strategy; financing strategy;

ability to make, maintain and grow distributions; the ability of our customers to meet their drilling and development plans on a timely basis or at all and perform under gathering and processing agreements; future operating results, including our forecast of Adjusted EBITDA and Distributable Cash Flow; future capital expenditures; and plans, objectives, expectations, forecasts, outlook and intentions.  All of these types of statements, other than statements of historical fact included in this press release, are forward-looking statements.   In some cases, forward-looking statements can be identified by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this press release are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this press release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our filings with the U.S. Securities and Exchange Commission and elsewhere in those filings.  The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

Sanchez Production Partners GP LLC

(877) 847-0009

(Operating and Financial Highlights Foll

Sanchez Production Partners LP
Operating Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Production in MBOE:
Total production (MBOE)	304	402	607	725
Average daily production (BOE/D)	3,335	4,414	3,334	4,007

Average Sales Price per BOE:
BOE Net realized price, including hedges (1)	$ 38.32	$ 35.65	$ 39.16	$ 35.59
BOE Net realized price, excluding hedges (2)	$ 20.25	$ 25.68	$ 18.43	$ 22.39

(1) Excludes impact of mark-to-market gains (losses)
(2) Excludes all hedges, the impact of mark-to-market gains (losses).

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Sanchez Production Partners LP
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	($ in thousands)		($ in thousands)

Oil, liquids, and gas sales	$ 11,298	$ 14,683	$ 23,696	$ 27,339
Gathering and transportation sales	14,258	-	28,133	-
Loss on mark-to-market activities	(13,210)	(9,902)	(16,314)	(10,634)
Total revenues	12,346	4,781	35,515	16,705

Operating expenses:
Lease operating expenses	4,178	5,358	9,151	10,258
Gathering and transportation operating expenses	3,014	-	6,068	-
Cost of sales	63	125	193	330
Production taxes	326	583	547	953
General and administrative	4,978	3,351	10,697	10,906
Unit compensation expense	1,091	395	1,529	2,387
Gain on sale of assets	-	(54)	-	(113)
Depreciation, depletion and amortization	6,129	3,079	13,317	6,199
Asset impairments	-	862	1,309	83,727
Accretion expense	315	264	630	517
Total operating expenses	20,094	13,963	43,441	115,164

Other expenses (income):
Interest expense	1,103	1,122	2,002	1,768
Gain on embedded derivatives	(6,898)	-	(13,192)	-
Other expense (income)	(1)	37	(61)	100
Total expenses, net	14,298	15,122	32,190	117,032
Net income (loss)	(1,952)	(10,341)	3,325	(100,327)
Less:
Preferred unit paid-in-kind distributions	-	(524)	-	(524)
Preferred unit dividends	(8,750)	-	(17,500)	-
Preferred unit amortization	(6,505)	-	(13,772)	-
Net loss attributable to common unitholders	$ (17,207)	$ (10,865)	$ (27,947)	$ (100,851)

Adjusted EBITDA	$ 14,625	$ 5,230	$ 28,146	$ 4,793

Net loss per unit prior to conversion (1)
Class A units - Basic and Diluted	$ -	$ -	$ -	$ (0.38)
Class B units - Basic and Diluted	$ -	$ -	$ -	$ (0.31)
Weighted Average Units Outstanding prior to conversion (1)
Class A units - Basic and Diluted	-	-	-	48,451
Class B units - Basic and Diluted	-	-	-	2,879,163
Net loss per unit after conversion (1)
Common units - Basic and Diluted	$ (4.37)	$ (3.49)	$ (8.38)	$ (32.37)
Weighted Average Units Outstanding after conversion (1)
Common units - Basic and Diluted	3,935,297	3,113,428	3,333,482	3,087,431

(1) Amounts adjusted for 1-for-10 reverse split completed August 3, 2015.

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Sanchez Production Partners LP
Condensed Consolidated Balance Sheets

	June 30,	Dec. 31,
	2016	2015
	($ in thousands)

Current assets	$ 21,026	$ 32,901
Oil and natural gas properties, net of accumulated
depreciation, depletion, amortization and impairments	218,629	227,054
Other assets	200,402	211,345
Total assets	$ 440,057	$ 471,300

Current liabilities	$ 5,948	$ 9,012
Long-term debt, net of premium, discount and debt
issuance costs	107,091	104,909
Other long-term liabilities	199,400	213,441
Total liabilities	312,439	327,362

Mezzanine equity	186,264	172,111
Partners' capital	(58,646)	(28,173)
Total partners' capital	(58,646)	(28,173)
Total liabilities and partners' capital	$ 440,057	$ 471,300

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Sanchez Production Partners LP
Reconciliation of Net Income (Loss) to
Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	($ in thousands)		($ in thousands)

Reconciliation of Net Income (Loss) to
Adjusted EBITDA:
Net income (loss)	$ (1,952)	$ (10,341)	$ 3,325	$ (100,327)
Add:
Interest expense, net	1,103	1,122	2,002	1,768
Depreciation, depletion and amortization	6,129	3,079	13,317	6,199
Asset impairments	-	862	1,309	83,727
Accretion expense	315	264	630	517
Gain on sale of assets	-	(54)	-	(113)
Unit-based compensation programs	1,091	396	1,529	2,388
Unit-based asset management fees	1,627	-	2,912	-
Loss on mark-to-market activities	13,210	9,902	16,314	10,634
Gain on embedded derivatives	(6,898)	-	(13,192)	-
Adjusted EBITDA (1)	$ 14,625	$ 5,230	$ 28,146	$ 4,793

	Three Months Ended March 31,
	2016	2015
	($ in thousands)

Reconciliation of Net Income (Loss) to
Adjusted EBITDA:
Net income (loss)	$ 5,277	$ (89,986)
Add:
Interest expense, net	899	646
Depreciation, depletion and amortization	7,188	3,120
Asset impairments	1,309	82,865
Accretion expense	315	253
Gain on sale of assets	-	(59)
Unit-based compensation programs	438	1,992
Unit-based asset management fees	1,285	-
Loss on mark-to-market activities	3,104	732
Gain on embedded derivatives	(6,294)	-
Adjusted EBITDA (1)	$ 13,521	$ (437)

(1)

Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:
-- interest (income) expense, net which includes:
-- interest expense;
-- interest expense net (gain) loss on interest rate derivative contracts; and

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-- interest (income);
-- income tax expense (benefit);
-- depreciation, depletion and amortization;
-- asset impairments;
-- accretion expense;
-- (gain) loss on sale of assets;
-- (gain) loss from equity investment;
-- unit-based compensation programs;
-- unit-based asset mananagement fees;
-- (gain) loss on mark-to-market activities; and
-- (gain) loss on embedded derivatives.

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